Exhibit 99.1

February 15, 2022

RAVE Restaurant Group, Inc. Reports Extinguishment of Convertible Notes

Dallas-based RAVE Restaurant Group, Inc. [NASDAQ: RAVE], parent company of Pie Five Pizza Co. and Pizza Inn restaurants, is pleased to announce the payment of all amounts due under its 4% Convertible Senior Notes due 2022 (the “Notes”). The Company paid all of the outstanding short-term Notes in the amount of $1.6 million in cash at maturity on February 15, 2022. The payoff of the Notes in cash means that no further conversion of Notes into common stock will occur.

“The extinguishment of this debt provides for increased flexibility as we invest in future growth initiatives for both of our brands,” said Clint Fendley, Chief Financial Officer of RAVE Restaurant Group, Inc.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] franchises and/or licenses Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space. Pizza Inn Express, or PIE, is developing unique opportunities to provide freshly made pizza from non-traditional outlets. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “RAVE”. For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000